Exhibit 99.1

Logistics Innovation Technologies Corp. Announces the
Separate Trading of its Class A Common Stock and Warrants, Commencing on or about August 2, 2021

Atlanta, GA, August 2, 2021 (GLOBE NEWSWIRE) -- Logistics Innovation Technologies Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 34,089,611 units completed on June 15, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units today. Any units not separated will continue to trade on The Nasdaq Stock Market LLC ( “Nasdaq”) under the symbol “LITTU”, and each of the shares of Class A common stock and warrants will separately trade on Nasdaq under the symbols “LITT” and “LITTW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About Logistics Innovation Technologies Corp.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on innovation in the logistics industry, which includes both logistics technology companies and traditional industry players that can leverage technology to improve the efficiency of customer supply chains and their markets.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 10, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Guggenheim Securities, LLC, 330 Madison Avenue, New York, New York 10017, Attention: Equity Capital Markets, or by telephone at (212) 518-9544.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Contact

Logistics Innovation Technologies Corp.

(678) 954-4822